EXHIBIT 99.1

UTMD Reports Financial Performance for Third Calendar Quarter and Nine Months 2025

Contact: Brian Koopman (801) 566-1200October 23, 2025

Salt Lake City, Utah – Utah Medical Products, Inc. [Nasdaq: UTMD] reports third quarter (3Q) and first nine months (9M) of calendar year 2025 financial results that were unusually hampered by global trade uncertainty.

Currencies in this release are denoted as $ or USD = U.S. Dollars; AUD = Australia Dollars; £ or GBP = UK Pound Sterling; C$ or CAD = Canadian Dollars; and € or EUR = Euros. Currency amounts throughout this report are in thousands, except per share amounts and where noted.

Overview of Results

The following is a summary comparison of 3Q and 9M of calendar 2025 with 3Q and 9M 2024 income statement measures:

2025 to 2024 Comparison	3Q (July–September)	9M (January-September)
Revenues (Sales):	( 2%)	( 7%)
Gross Profit (GP):	( 3%)	(11%)
Operating Income (OI):	(22%)	(16%)
Income Before Tax (EBT):	(21%)	(17%)
Net Income (NI):	(26%)	(21%)
Earnings Per Share (EPS):	(20%)	(13%)

Because of the relatively short span of time, results for any given three-month period in comparison with a previous three-month period may not be indicative of comparative results for the year as a whole.

UTMD’s 3Q 2025 financial performance was unusually affected by foreign trade events: i.e., the cancellation or possible delay of “non-changeable/non-cancellable orders” by two outside the U.S. (OUS) distributors.  Payment terms for these distributors in the past have been full payment prior to shipment of ordered devices in order to eliminate risk of uncollectible receivables. So, non-prepayment as a practical matter canceled or changed the previously agreed upon non-changeable/non-cancellable orders.  As a result, UTMD lost $976 in 3Q 2025 shipments and $581 in 3Q 2025 revenues. The lower loss of revenues was due to a EUR 360 cancellation fee invoiced UTMD’s China distributor for Ireland finished goods, work-in-process and custom raw materials which cannot be used for other customers.  However, since it appears that the China distributor’s silence may leave UTMD holding the bag on inventory produced and/or acquired in good faith to complete the cancelled 2025 annual order, in order to report financial results conservatively, UTMD reserved an additional $395 in 3Q 2025 bad debt expense (G&A expense category) which reduced 3Q 2025 operating income by that amount. Although UTMD has enjoyed supplying its devices to the China distributor for more than two decades, if the cancellation fee is not paid, it is unlikely that there will be a future business relationship.

In quick summary, an unexpected loss of $581 in revenues (which helped reduce Ireland’s gross profit margin by lower absorption of fixed manufacturing overhead expense), and an additional $395 reduction in operating income (from bad debt reserve) occurred in 3Q 2025.

In total, Worldwide (WW) consolidated sales in 3Q 2025 were $193 lower than in 3Q 2024, and were 2,270 lower in year-to-date (9M) 2025 compared to 9M 2024. Sales to UTMD’s China distributor noted above were $395 (cancellation fee) in 3Q 2025 compared to $781 in 3Q 2024, and $2,054 in 9M 2025 compared to $2,368 in 9M 2024.  The negative sales trend from UTMD’s previous major OEM customer, PendoTECH, continued in 3Q 2025 but has almost bottomed out. Sales to PendoTECH WW were $96 in

3Q 2025 compared to $290 in 3Q 2024, and $360 in 9M 2025 compared to $2,346 in 9M 2024.  In other words, sales to those two customers were $580 lower in 3Q 2025 compared to 3Q 2024, and $2,300 lower in 9M 2025 compared to 9M 2024, exceeding the aggregate change in UTMD’s applicable period revenues.

Sales invoiced in foreign currencies represented 29% of total WW consolidated 3Q 2025 sales (when expressed in USD) and 30% of 9M 2025 total WW consolidated sales. Constant currency sales, U.S. dollar sales using the same foreign currency exchange (FX) rates as in the prior year’s same periods, were $114 higher in 3Q 2025 as a result of a stronger EUR and GBP compared to 3Q 2024, and $244 higher for 9M 2025.

Profit margins in 3Q and 9M 2025 compared to 3Q and 9M 2024 follow:

	3Q 2025 (Jul – Sep)	3Q 2024 (Jul – Sep)	9M 2025 (Jan – Sep)	9M 2024 (Jan – Sep)
Gross Profit Margin (GP/ sales):	57.1%	58.0%	56.8%	59.3%
Operating Income Margin (OI/ sales):	26.6%	33.4%	30.4%	33.6%
EBT Margin (EBT/ sales):	33.7%	41.8%	37.3%	41.5%
Net Income Margin (NI/ sales):	26.8%	35.6%	29.6%	34.6%

EBT = Income Before Taxes = (Operating Income + Non-Operating Income)

In 3Q and 9M 2025, UTMD’s GP Margin (GPM) was reduced by planned higher manufacturing overhead costs with lower absorption as a result of lower sales.

Compared to the prior year, OI Margins in 2025 declined as a result of a lower GPM combined with higher operating expenses and lower sales.  Excluding litigation expenses and non-cash amortization expense for the amortization of identifiable intangible assets (IIA) resulting from UTMD’s 2011 purchase of Femcare, both of which are included in General & Administrative (G&A) expenses, the following table compares consolidated WW Operating Expenses for 3Q 2025 and 9M 2025 with the same periods in 2024:

WW Operating Expense*	3Q 2025	3Q 2024	9M 2025	9M 2024
Expense [000 $]	$2,073	$1,516	$5,226	$4,821
Percent of Revenues	21.1%	15.2%	17.7%	15.2%

*Excluding litigation expense and UK IIA amortization expense

The major difference in the table above was a $395 3Q 2025 charge to UTMD’s bad debt reserve for cancellation fees invoiced UTMD’s China distributor for cancelling a noncancellable order in 3Q 2025 for which UTMD had already incurred substantial costs. In addition, a stronger EUR and GBP, converting OUS subsidiary foreign currency operating expenses, added $28 to 3Q 2025 operating expenses and $68 to 9M 2025 operating expenses relative to what those expenses would have been using the 2024 periods’ foreign currency exchange (FX) rates.

Litigation Expense	3Q 2025	3Q 2024	9M 2025	9M 2024
Expense [000 $]	$ 384	$ 426	$ 983	$1,813
Percent of Revenues	3.9%	4.3%	3.3%	5.7%

UK IIA Amort Expense	3Q 2025	3Q 2024	9M 2025	9M 2024
Expense [000 GBP]	£ 397	£ 397	£1,192	£1,192
Expense [000 $]	$ 536	$ 517	$1,568	$1,522
Percent of Revenues	5.5%	5.2%	5.3%	4.8%

The same GBP IIA amortization expenses in both years’ periods, but a greater dilution in the 2025 periods’ OI Margin due to a stronger GBP and lower revenues.

EBT in 2025 compared to 2024 was lower because of the lower OI combined with lower Non-operating Income. With lower interest rates on lower cash balances due to share repurchases in 2025, non-operating income was $698 in 3Q 2025 compared to $836 in 3Q 2024, and $2,043 in 9M 2025 compared to $2,524 in 9M 2024.

Net Income margins were further reduced by higher income tax provision rates in 2025 relative to 2024. Earnings Per Share (EPS) in 3Q 2025 were only 20% lower than in 3Q 2024 when Net Income was 26% lower, and only 13% lower in 9M 2025 than in 9M 2024 when Net Income was 21% lower, due to share repurchases. Additional income statement details are provided later in this report.

UTMD’s September 30, 2025 Balance Sheet was stronger than at the end of 2024 with a higher current ratio, lower total liabilities and higher stockholders’ equity, despite the lower sales and earnings, 9M 2025 cash payments of $3,006 in dividends to stockholders and use of $7,361 to repurchase UTMD shares. The 3Q 2025 ending share price increased $1.50 (+2.4%) from the end of 2024.

Foreign currency exchange (FX) rates for Balance Sheet purposes are the applicable rates at the end of each reporting period. The FX rates from the applicable foreign currency to USD for assets and liabilities at the end of 3Q 2025 compared to the end of calendar year 2024 and the end of 3Q 2024 follow:

	9-30-25	12-31-24	Change	9-30-24	Change
GBP	1.34420	1.25209	7.4%	1.33958	0.3%
EUR	1.17331	1.03505	13.4%	1.11429	5.3%
AUD	0.66127	0.61834	6.9%	0.69312	(4.6%)
CAD	0.71789	0.69428	3.4%	0.73987	(3.0%)

Revenues (sales) -3Q 2025

Total WW UTMD consolidated 3Q 2025 sales were $193 (1.9%) lower than in 3Q 2024. WW constant currency sales were $307 (3.1%) lower. U.S. domestic sales were 3.0% higher (without any FX impact), and outside the U.S. (OUS) sales were 8.5% lower. Without the benefit of a weaker USD in converting foreign currency sales, 3Q 2025 OUS sales were 11.1% lower.

Domestic U.S. sales in 3Q 2025 were $172 higher at $5,859 compared to $5,687 in 3Q 2024 despite the $194 lower domestic sales to PendoTech.  Domestic sales are invoiced in USD and not subject to FX rate fluctuations. The components of domestic sales include 1) “direct other device sales” of UTMD’s medical devices to user facilities (and med/surg stocking distributors for hospitals), excluding Filshie device sales, 2) “OEM sales” of components and other products manufactured by UTMD for other medical device and non-medical device companies, and 3) “direct Filshie device sales”. UTMD separates Filshie device sales from other medical device sales direct to medical facilities because of their significance, and acquisition history. Domestic direct other device sales, representing 69% of total domestic sales, were $290 (+7.7%) higher in 3Q 2025 than in 3Q 2024. Domestic OEM sales, representing 11% of total domestic sales, were $285 (31.0%) lower, including the offsetting $194 lower PendoTECH OEM sales. Direct Filshie device sales, representing 20% of total domestic sales, were $169 (+16.5%) higher in 3Q 2025 compared to 3Q 2024. About half the increase in domestic Filshie sales was due to a 3Q 2025 price increase which was caused by U.S. tariffs.  Filshie devices are manufactured in UTMD’s Ireland subsidiary and sold “intercompany”.  Prices on intercompany sales are set by comparable third-party sales, i.e. OUS distributors, in order to satisfy taxing authorities.  But intercompany sales are eliminated when UTMD sales are consolidated.  Unfortunately, the U.S. government has recently set a 15% tariff on medical device imports from Ireland, which is a “top-line” excise tax on intercompany sales to the U.S. from UTMD’s Ireland subsidiary, which substantially increases consolidated expenses without any impact on sales. With the resulting approximate 50% decline in UTMD’s U.S. Filshie distributor margin, the Company had to increase its prices to U.S. medical facilities, which undoubtedly will be passed to patients, proving the unfavorable inflationary impact of tariffs on the regular private sector U.S. public.

OUS sales in 3Q 2025 were 8.5% lower at $3,953 compared to $4,318 in 3Q 2024. The decrease in USD-denominated OUS sales was mitigated as a result of a weaker USD relative to the EUR and GBP, which added $114 to OUS sales that were invoiced in GBP, EUR, AUD and CAD foreign currencies in constant currency terms. FX rates for income statement purposes are transaction-weighted averages. The weighted-average FX rates from the applicable foreign currency to USD during 3Q 2025 and 3Q 2024 for revenue purposes follow:

	3Q 2025	3Q 2024	Change
GBP	1.3485	1.3009	+ 3.7%
EUR	1.1748	1.1091	+ 5.9%
AUD	0.6548	0.6687	( 2.1%)
CAD	0.7256	0.7339	( 1.1%)

The weighted average favorable FX rate difference impact on 3Q 2025 foreign currency OUS sales was 4.2%, increasing reported USD sales by $114 relative to the same foreign currency sales in 3Q 2024.  In constant currency terms, foreign currency sales in 3Q 2025 were 21.7% lower than in 3Q 2024. The portion of OUS sales invoiced in foreign currencies in USD terms were 28.7% of total consolidated 3Q 2025 sales compared to 34.5% in 3Q 2024.

OUS sales invoiced in foreign currencies are due to direct end-user sales in Ireland, the UK, France, Canada, Australia and New Zealand, and to shipments to OUS distributors of products manufactured by UTMD subsidiaries in Ireland and the UK. Export sales from the U.S. to OUS distributors are invoiced in USD.  Direct to end-user foreign currency OUS 3Q 2025 sales in USD terms were 6.7% higher in Ireland, 16.3% lower in Canada, 30.5% lower in France, 18.7% lower in AUS/NZ and 0.1% higher in the UK than in 3Q 2024. Aggregate sales to OUS distributors were $225 (8.3%) lower in 3Q 2025 than in 3Q 2024. This included the two OUS distributors which postponed or cancelled $581 in non-changeable/ noncancellable shipments.

Sales -9M 2025

Total consolidated 9M 2025 UTMD WW consolidated sales were $2,271 (7.2%) lower than in 9M 2024. Constant currency 9M 2025 sales were helped $244 (+0.8%) due to a generally weaker USD year-to-date. U.S. domestic sales were 2.3% lower and OUS sales were 13.3% lower.

Domestic U.S. sales in 9M 2025 were $17,308 compared to $17,709 in 9M 2024.  Direct other device sales, representing 69% of total domestic sales, were $1,072 (+9.8%) higher in 9M 2025 than in 9M 2024. Domestic OEM sales, representing 11% of total domestic sales, were $1,706 (46.3%) lower. The PendoTECH portion of domestic OEM sales were $1,985 (84.6%) lower. In other words, 9M 2025 non-PendoTECH OEM sales were $279 higher. Direct domestic Filshie device sales, representing 19% of total domestic sales, were $233 (+7.5%) higher in 9M 2025 compared to 9M 2024.

OUS sales in 9M 2025 were 13.3% lower at $12,167 compared to $14,036 in 9M 2024. The decrease in 9M 2025 USD-denominated OUS sales was mitigated as a result of a weaker USD relative to the GBP and EUR which added a net $244 to OUS sales (constant currency terms) after the offsetting negative impact of a weaker AUD and CAD.  FX rates for income statement purposes are transaction-weighted averages. The weighted-average FX rates from the applicable foreign currency to USD during 9M 2025 and 9M 2024 for revenue purposes follow:

	9M 2025	9M 2024	Change
GBP	1.3145	1.2760	+ 3.0%
EUR	1.1333	1.0886	+ 4.1%
AUD	0.6396	0.6617	( 3.3%)
CAD	0.7144	0.7355	( 2.9%)

The weighted-average favorable impact on 9M 2025 WW consolidated sales was 0.8%, increasing reported USD sales by $244 compared to using the same foreign currency exchange rates as in 9M 2024. In constant currency terms, OUS sales in 9M 2025 were 15.1% lower than in 9M 2024. The portion of OUS sales invoiced in foreign currencies in USD terms was 30.0% of total consolidated 9M 2025 sales compared to 33.5% in 9M 2024. Direct to end-user foreign currency OUS 9M 2025 sales in USD terms were 17.2% lower in Ireland, 20.4% lower in Canada, 24.0% lower in France, 4.5% lower in the UK and 20.0% lower in AUS/NZ. Sales to OUS distributors/OEM customers were 13.6% lower in 9M 2025 than in 9M 2024.

The 2025 decline in PendoTech OEM sales has been as expected in projections at the beginning of the year (about $2.3 million lower for the year). But with the unexpected distributor cancellations experienced in 3Q 2025 and generally weaker OUS economic conditions, management now expects that total annual 2025 consolidated sales may be about 7% lower compared to 2024, instead of the beginning of year 5% projection.

Gross Profit (GP)

GP results from subtracting the costs of manufacturing, quality assurance and receiving materials from suppliers from revenues. UTMD’s GP was $198 (3.4%) lower in 3Q 2025 than in 3Q 2024, and $2,083 (11.1%) lower in 9M 2025 than in 9M 2024. Manufacturing costs include U.S. tariffs on imported components which were $78 in 3Q 2025, mostly due to importing Filshie devices from UTMD Ireland, compared to zero in 3Q 2024.  Tariffs in 9M 2025 were $94 compared to $15 in 9M 2024.  Those amounts do not include price increases on components purchased from U.S. suppliers due to tariffs that they have to pay.  Given the Company’s strategy of vertical integration in a complex medical device industry, the relatively fixed manufacturing overhead costs of retaining critical management, engineering and quality assurance capabilities dominates the other more variable manufacturing costs of direct labor and materials.

Operating Income (OI)

OI results from subtracting Operating Expenses (OE) from GP.  OI in 3Q 2025 was $2,611 compared to $3,343 in 3Q 2024, a 21.9% decline; and was $8,961 in 9M 2025 compared to $10,664 in 9M 2024, a 16.0% decline.

OE are comprised of Sales and Marketing (S&M) expenses, General and Administrative (G&A) expenses and Product Development (R&D) expenses. The following table summarizes OE in 3Q and 9M 2025 compared to the same periods in 2024 by OE category:

OE Category	3Q 2025	% of sales	3Q 2024	% of sales	9M 2025	% of sales	9M 2024	% of sales
S&M:	$ 516	5.3	$ 437	4.4	$ 1,540	5.2	$ 1,395	4.4
G&A:	2,310	23.5	1,850	18.5	5,780	19.6	6,069	19.1
R&D:	167	1.7	172	1.7	457	1.6	692	2.2
Total OE:	2,993	30.5	2,459	24.6	7,777	26.4	8,156	25.7

Changes in foreign currency exchange (FX) rates had a small impact on consolidated financial results in 2025. The FX rate changes are noted in the revenues sections above. A stronger EUR and GBP, offset somewhat by a slightly weaker AUD and CAD in 3Q 2025 helped increase OUS S&M expense by $3 and OUS G&A expense by $25, of which $19 was from the same GBP amortization of Femcare IIA in 3Q 2025 and 3Q 2024. A stronger EUR and GBP offset by a weaker AUD and CAD in 9M 2025, increased OUS S&M expenses by $4 and OUS G&A expenses by $64, of which $46 was from the same GBP amortization of Femcare IIA in both 9M 2025 and 9M 2024. There were no OUS R&D expenses.

S&M expenses in 3Q 2025 were up $79 mainly as a result of increased health plan expenses in the U.S. and higher fees charged by U.S. national distributors. S&M expenses in 9M 2025 were $145 higher for the same reasons, plus as a result of a lower recovery of freight costs to customers. Headcount and salaries did not appreciably increase.

R&D expenses, only incurred in the U.S., were about the same in 3Q 2025 as in 3Q 2024, but were $235 lower in 9M 2025 compared to 9M 2024 from the completion of independent testing and validation of UTMD’s own-branded biopharmaceutical high-pressure monitoring devices, which it has begun to market.

In conjunction with tables in the overview, a division of G&A expenses by location follows. G&A expenses include non-cash expenses from the amortization of IIA associated with the acquisition of Femcare, as well as litigation expenses:

G&A Exp Category	3Q 2025	% of sales	3Q 2024	% of sales	9M 2025	% of sales	9M 2024	% of sales
IIA Amort- UK:	$ 536	5.5	$ 517	5.2	$1,568	5.3	$1,522	4.8
Other– UK:	176		187		555		536
U.S. Litigation	389	4.0	413	4.1	977	3.3	1,802	5.7
Other– US:	667		582		1,864		1,740
IRE:	96		87		268		273
IRE China B/D:	395	4.0	-	0.0	395	1.3	-	0.0
AUS:	20		32		54		98
CAN:	31		32		100		98
Total G&A:	2,310	23.5%	1,850	18.5%	5,780	19.6%	6,069	19.1%

Although the UK IIA amortization expense in GBP was the same as in the prior year’s same periods, the 3Q 2025 OI margin was diluted by 0.3 percentage points, and the 9M 2025 OI margin was diluted by 0.5 percentage points, due to lower sales and stronger GBP FX rate. The significant Femcare IIA amortization expense, representing more than 5% of current revenues, will end in 1Q 2026 after 15 years. Litigation expenses for Filshie product liability claims in the U.S. were lower in both 3Q and 9M 2025 compared to the same periods in 2024, but still significant at more than 3% of WW revenues. As yet, no case has gone to trial, and a majority of cases have been dismissed.

The $460 increase in 3Q 2025 total WW G&A expenses compared to 3Q 2024 was mostly (86%) due to the $395 bad debt provision reserved for cancellation fees charged by UTMD Ireland to its China distributor, resulting in a five-percentage point dilution in UTMD’s 3Q 2025 OI margin.  Despite that unusual 3Q 2025 expense, 9M 2025 G&A expenses were actually $289 lower than in 9M 2024 due to $825 lower litigation expenses in the U.S., but still diluting the 2025 year-to-date OI margin by 0.5 percentage points due to lower sales.

U.S. G&A expenses other than litigation were $85 higher in 3Q 2025 compared to 3Q 2024, and $124 higher in 9M 2025 compared to 9M 2024.  About half of the respective year-over-year increases were due to higher U.S. health plan costs, and the other half to non-cash stock option expense increases.  Although G&A headcount remained the same, lower salaries and accrued profit-sharing bonuses offset other increases in outside accounting and other services, director fees and public company administration expenses.

OUS G&A expenses in USD terms were $1,254 ($1,229 in constant currency) in 3Q 2025 compared to $857 in 3Q 2024. In addition to the $395 bad debt reserve expense in 3Q 2025 which did not occur in 3Q 2024, the total $397 difference was due to $25 impact of FX rate changes from a stronger GBP and EUR. UK IIA amortization expense accounted for $19 of the total $25 increase due to FX rate changes. OUS G&A expenses were $2,940 ($2,876 in constant currency) in 9M 2025 compared to $2,540 in 9M 2024. In addition to the $395 bad debt reserve expense in 9M 2025 which did not occur in 9M 2024, the total $400 difference was due to $64 impact of FX rate changes from a stronger GBP and EUR. UK IIA amortization expense accounted for $46 of the total $64 increase due to FX rate changes.

Income Before Tax (EBT)

EBT results from subtracting net non-operating expense (NOE) or adding net non-operating income (NOI) from or to, as applicable, OI.  Consolidated 3Q 2025 EBT was $3,309 (33.7% of sales) compared to $4,179 (41.8% of sales) in 3Q 2024. Consolidated 9M 2025 EBT was $11,004 (37.3% of sales) compared to $13,188 (41.5% of sales) in 9M 2024.

NOE/NOI includes the combination of 1) expenses from loan interest and bank fees; 2) expenses or income from losses or gains from remeasuring the value of EUR cash bank balances in the UK, and GBP cash balances in Ireland, in USD terms; and 3) income from rent of underutilized property, investment income and royalties received from licensing the Company’s technology. Net NOI in 3Q 2025 was $698 compared to $836 NOI in 3Q 2024. Net NOI in 9M 2025 was $2,042 compared to $2,524 NOI in 9M 2024. UTMD realized a $20 remeasured currency balance loss in 9M 2025 compared to a $3 remeasured currency balance gain in 9M 2024. In 9M 2025, after $10,367 use of cash for dividends and share repurchases, UTMD received $485 less in WW interest income from lower average cash balances and lower interest rates than in 9M 2024.  In 9M 2025, UTMD used $7,361 cash for share repurchases compared to $13,259 in 9M 2024.

EBITDA is a non-US GAAP metric that measures profitability performance without factoring in effects of financing, accounting decisions regarding non-cash expenses, capital expenditures or tax environments. Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 3Q 2025 consolidated EBT excluding the remeasured bank balance currency gain or loss and interest expense (“adjusted consolidated EBITDA”) of $4,170 was 15.9% lower compared to $4,958 in 3Q 2024.

Adjusted consolidated EBITDA of $13,493 in 9M 2025 was 12.7% lower compared to $15,447 in 9M 2024. Adjusted consolidated EBITDA for the previous four calendar quarters (TTM) was $17,898 as of September 30, 2025. At this point, adjusted consolidated EBITDA for 2025 calendar year as a whole is expected to be in the range of $17 to $18 million.

UTMD’s adjusted consolidated EBITDA as a percentage of sales was 42.5% in 3Q 2025 compared to 49.6% in 3Q 2024.  UTMD’s adjusted consolidated EBITDA as a percentage of sales was 45.8% in 9M 2025 compared to 48.7% in 9M 2024.

Management believes that this operating performance metric provides meaningful supplemental information to both management and investors and confirms UTMD’s ongoing excellent financial operating performance during a difficult transition period of time.

UTMD’s non-US GAAP adjusted consolidated EBITDA is the sum of the elements in the following table, each element of which is a US GAAP number:

	3Q 2025	3Q 2024	9M 2025	9M 2024
EBT	$3,309	$4,179	$11,004	$13,188
Depreciation Expense	209	203	614	530
Femcare IIA Amortization Expense	536	517	1,568	1,522
Other Non-Cash Amortization Expense	8	8	25	26
Stock Option Compensation Expense	95	53	262	184
Interest Expense	-	-	-	-
Remeasured Foreign Currency Balances	13	(2)	20	(3)
UTMD non-US GAAP EBITDA:	$4,170	$4,958	$13,493	$15,447

Net Income (NI)

NI in 3Q 2025 of $2,631 (26.8% of sales) was 26.2% lower than NI of $3,563 (35.6% of sales) in 3Q 2024. NI in 9M 2025 of $8,720 (29.6% of sales) was 20.5% lower than NI of $10,972 (34.6% of sales) in 9M 2024.

The average consolidated income tax provisions (as a % of the same period EBT) in 3Q 2025 and 3Q 2024 were 20.5% and 14.7% respectively, and were 20.8% and 16.8% in 9M 2025 and 9M 2024 respectively. The consolidated income tax provision rate varies as the mix in taxable income among U.S. and foreign subsidiaries with differing income tax rates differs from period to period. Also, periodic true-up adjustments to the provision occur as actual returns are filed by independent accountants. The EBT in UTMD’s lowest taxed sovereignty, Ireland, was the hardest hit in 3Q and 9M 2025 from the cancellation of OUS distributor orders and lower OUS sales of the Filshie Clip System, both of which are manufactured and sold by UTMD Ireland. The 9M 2025 EBT in the U.S., taxed at a basic corporate rate of 25.5%, was 86% of total 9M 2025 EBT compared to 80% in 9M 2024.  In addition, the portion of UTMD’s NOI generated from interest on high grade tax-exempt municipal bonds was lower in 2025. UTMD has consistently paid millions of dollars in income taxes annually. The basic corporate income tax rates in each of the sovereignties were the same in 2025 as in 2024.

Earnings per share (EPS).

Diluted EPS in 3Q 2025 were $0.820 compared to $1.025 in 3Q 2024, a 19.9% decrease. Diluted shares were 3,207,490 in 3Q 2025 compared to 3,477,797 in 3Q 2024. Diluted EPS in 9M 2025 were $2.680 compared to diluted EPS of $3.098 in 9M 2024, a 13.5% decrease. Diluted shares were 3,254,196 in 9M 2025 compared to 3,541,998 in 9M 2024. The lower diluted shares were the result of share repurchases.

The number of shares used for calculating 3Q 2025 EPS was higher than September 30, 2025 actual outstanding shares because of a time-weighted calculation of average outstanding shares. There was no dilution from unexercised employee and director options. Outstanding shares at the end of 3Q 2025 were 3,204,172 compared to 3,335,156 at the end of calendar year 2024. The difference was due to 130,984 shares repurchased by UTMD in the open market during 9M 2025.  There were no option exercises in 9M 2025. For further comparison, actual outstanding shares one year ago at the end of 3Q 2024 were 3,440,525, and at the end of 2023 were 3,629,525. The total number of outstanding unexercised employee and outside director options at September 30, 2025 was 97,511 at an average exercise price of $73.75, including shares awarded but not yet vested.  This compares to 73,497 unexercised option shares at the end of 3Q 2024 at an average exercise price of $77.01/ share, including shares awarded but not vested.

Because the average exercise price of employee options was higher than the ending market price of the stock, the number of dilution shares added as a dilution factor for both 3Q 2025 and 9M 2025 was zero. The same was true in 3Q and 9M 2024.

No employee or director options have been awarded in 2025. Non-qualified option awards of 14,600 shares were made to 47 employees, and an additional 10,000 shares to one new director, in November 2024 at an exercise price of $64.09. UTMD paid $988 ($0.305/share) in dividends to stockholders in 3Q 2025 compared to $1,052 ($0.300/ share) paid in 3Q 2024. Dividends paid to stockholders during 3Q 2025 were 38% of 3Q 2025 NI. UTMD paid $3,006 ($0.305/share) in dividends to stockholders in 9M 2025 compared to $3,222 ($0.300/ share) paid in 9M 2024. Dividends paid to stockholders during 9M 2025 were 34% of 9M 2025 NI. In 3Q 2025, UTMD purchased 11,729 of its shares for $653, at an average cost of $55.67/ share. Total shares purchased in 9M 2025 were 130,984 for $7,362, at an average cost of $56.20/ share. The shares purchased in 9M 2025 represented 3.9% of shares outstanding at the end of 2024.  In comparison, in 3Q 2024, UTMD purchased 58,377 of its shares for $3,866, at an average cost of $66.22/ share. Total shares purchased in 9M 2024 were 196,592 for $13,259, at an average cost of $67.45/ share. The shares purchased in 9M 2024 represented 5.4% of shares outstanding at the end of 2023. Since the end of 2023, when UTMD began to purchase its shares more actively, UTMD has repurchased 432,945 of its shares for $27,329, an average per share cost of $63.12 (representing about 12% of outstanding shares at the end of 2023). In addition, during the same 21- month period of time, UTMD distributed $7,266 in cash dividends to stockholders. In sum, since the end of 2023, UTMD used $34,595 in cash for dividends and share purchases. UTMD’s cash balance from the end of 2023 to September 30, 2025 has declined just $8,601. The Company retains the strong desire and financial ability for repurchasing its shares at a price it believes is attractive for remaining stockholders.

UTMD’s closing share price at the end of 3Q 2025 was $62.97, up 10.6% from the closing price of $56.92 three months earlier at the end of 2Q 2025, and 2.4% higher than the closing price of $61.47 nine months earlier at the end of 2024.

Balance Sheet.

At September 30, 2025, UTMD’s cash and investments increased $1,291 to $84,267 from $82,976 at the end of 2024.  The increase resulted despite UTMD using $7,361 of its cash to repurchase 130,984 shares (about 3.9% of 2024-end outstanding shares) in the open market, in addition to paying $3,006 in dividends to stockholders. The $10,367 cash use together with a $1,291 increase in the ending cash balance was provided by UTMD’s excellent operating 9M 2025 EBITDA of $13,493 (45.8% of revenues). At September 30, 2025, Net Intangible Assets decreased to 12.7% of total consolidated assets from 13.4% on December 31, 2024. UTMD’s September 30, 2025 current ratio improved because current assets remained the same as at the end of 2024, despite a decline in inventories and receivables, while current liabilities declined 20%.  UTMD has no debt.

Financial ratios as of September 30, 2025 which may be of interest to stockholders follow:

1)Current Ratio = 32.1

2)Days in Trade Receivables (based on 3Q 2025 sales activity) = 34.2

3)Average Inventory Turns (based on 3Q 2025 average inventory and CGS) = 2.1

4)2025 YTD ROE (before dividends) = 10%

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include global economic conditions, market acceptance of products, regulatory approvals of products, regulatory intervention in current operations, government intervention in healthcare in general, tax law changes, the Company’s ability to efficiently manufacture, market and sell products, cybersecurity and foreign currency exchange rates, among other factors that have been and will be outlined in UTMD’s public disclosure filings with the SEC.  UTMD’s 3Q 2025 SEC Form 10-Q will be filed on or before November 14, 2025, and can be accessed on www.utahmed.com.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over one hundred countries around the world as the standard for obtaining optimal long-term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, Third Quarter (three months ended September 30)

(in thousands except earnings per share):

	3Q 2025	3Q 2024	Percent Change
Net Sales	$ 9,812	$10,005	( 1.9%)
Gross Profit	5,604	5,802	( 3.4%)
Operating Income	2,611	3,343	(21.9%)
Income Before Tax	3,309	4,179	(20.8%)
Net Income (US GAAP)	2,631	3,564	(26.2%)
Earnings Per Share (US GAAP)	$ 0.820	$ 1.025	(19.9%)
Shares Outstanding (diluted)	3,207	3,478

INCOME STATEMENT, First Nine Months (nine months ended September 30)

(in thousands except earnings per share):

	9M 2025	9M 2024	Percent Change
Net Sales	$ 29,475	$ 31,745	( 7.2%)
Gross Profit	16,737	18,820	(11.1%)
Operating Income	8,961	10,664	(16.0%)
Income Before Tax	11,004	13,189	(16.6%)
Net Income (US GAAP)	8,720	10,972	(20.5%)
EPS (US GAAP)	$ 2.680	$ 3.098	(13.5%)
Shares Outstanding (diluted)	3,254	3,542

BALANCE SHEET

(in thousands)	(unaudited) SEP 30, 2025	(unaudited) JUN 30, 2025	(audited) DEC 31, 2024	(unaudited) SEP 30, 2024
Assets
Cash & Investments	$84,267	$82,179	$82,976	$88,452
Accounts & Other Receivables, Net	3,725	3,632	4,095	3,720
Inventories	8,118	8,233	8,812	9,107
Other Current Assets	422	331	448	377
Total Current Assets	96,532	94,375	96,331	101,656
Property & Equipment, Net	10,000	10,257	9,762	10,419
Intangible Assets, Net	15,443	16,170	16,445	17,619
Total Assets	$121,975	$120,802	$122,538	$129,694

Liabilities & Stockholders’ Equity
Accounts Payable	$ 768	$ 737	$ 696	$ 999
REPAT Tax Payable	-	-	698	558
Other Accrued Liabilities	2,243	1,517	2,363	1,878
Total Current Liabilities	$3,011	$2,254	$3,757	$3,435
Deferred Tax Liability – Intangible Assets	248	389	604	779
Long Term Lease Liability	241	256	282	299
Long Term REPAT Tax Payable	-	-	-	698
Deferred Revenue and Income Taxes	223	370	468	286
Stockholders’ Equity	118,252	117,533	117,427	124,197
Total Liabilities & Stockholders’ Equity	$121,975	$120,802	$122,538	$129,694